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Press Release
For immediate release
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Invesco Ltd. Announces May 31, 2011
Assets Under Management

Investor Relations Contact: Jordan Krugman       404-439-4605
Media Relations Contact:     Doug Kidd                404-479-2922

Atlanta, June 9, 2011 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management of $661.4 billion, a decrease of 1.1% month over month. The decrease resulted from the combined effects of net outflows principally in the PowerShares QQQ ETFs, negative markets returns and negative foreign exchange. The PowerShares QQQ ETF outflows were partly offset with modestly positive inflows in AUM excluding ETF, UIT and Passive.  FX decreased AUM by $2.5 billion during the month.  Total average assets for the quarter through May 31 were $655.5 billion and average assets excluding ETF, UIT and Passive for the quarter through May 31 were $561.4 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market		Alternatives
May 31, 2011 (a)	$661.4	$311.6	$144.1	$45.1	$74.9	(b)	$85.7
Apr 30, 2011	$668.6	$316.6	$142.6	$46.3	$75.8		$87.3
Mar 31, 2011	$641.9	$303.0	$139.7	$44.7	$71.0		$83.5
Feb 28, 2011	$641.1	$304.0	$136.3	$44.3	$73.9		$82.6
Assets Under Management – Excluding ETF/UIT and Passive
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market		Alternatives
May 31, 2011 (a)	$568.0	$263.6	$118.8	$45.1	$74.9	(b)	$65.6
Apr 30, 2011	$571.4	$265.7	$118.2	$46.3	$75.8		$65.4
Mar 31, 2011	$550.2	$255.7	$116.0	$44.7	$71.0		$62.8
Feb 28, 2011	$552.4	$256.2	$115.6	$44.3	$73.9		$62.4

Assets Under Management – ETF, UIT and Passive
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives
May 31, 2011 (a)	$93.4	$48.0	$25.3	$0.0	$0.0	$20.1
Apr 30, 2011	$97.2	$50.9	$24.4	$0.0	$0.0	$21.9
Mar 31, 2011	$91.7	$47.3	$23.7	$0.0	$0.0	$20.7
Feb 28, 2011	$88.7	$47.8	$20.7	$0.0	$0.0	$20.2

(a) Preliminary – subject to adjustment.
(b) Preliminary - ending money market AUM includes $70.9 billion in institutional money market AUM and $4.0 billion in retail money market AUM.

Invesco is a leading independent global investment manager, dedicated to helping investors worldwide achieve their financial objectives.  By delivering the combined power of our distinctive investment management capabilities, Invesco provides a wide range of investment strategies and vehicles to our retail, institutional and high net worth clients around the world.  Operating in more than 20 countries, the company is listed on the New York Stock Exchange under the symbol IVZ.